EXHIBIT 99(A)
                                                                   -------------
INSILCO

Excellence in Electronics, Telecommunications and Automotive Components

--------------------------------------------------------------------------------
                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE      INVESTORS: MICHAEL R. ELIA
                                      SR. VICE PRESIDENT & CFO
                                      PRESIDENT & CFO
                                      (614) 791-3117

                               MEDIA: MELODYE DEMASTUS
                                      MELROSE CONSULTING
                                      (614) 771-0860

 INSILCO HOLDING CO. REPORTS IMPROVED FOURTH QUARTER AND FULL YEAR 1999 RESULTS

                    Completes Acquisition of TAT Technologies

         COLUMBUS, OHIO, FEBRUARY 21, 2000 -- INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) today reported sales and operating results for the fourth quarter and full year ended December 31, 1999. The Company said that results for its Taylor Publishing business unit, which was divested in February 2000, are being reported as discontinued operations and are therefore not included in consolidated sales and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-operating items plus regular cash dividends from Thermalex, the Company's 50% owned joint venture). The Company is also providing comparative results including and excluding Romac Metals and McKenica, which were divested in mid-1999.

         Sales from the Company's core automotive and technologies businesses increased 24% in the 1999 fourth quarter to $118.8 million from $96.0 million a year ago. The increase was a result of stronger demand from telecommunications, electronics and industrial OEMs, as well as the benefit of $18.3 million in new sales from acquisitions completed in late 1998 and 1999. Consolidated sales for the 1999 fourth quarter, including $7.8 million in 1998 fourth quarter sales from divestitures, increased 14% to $118.8 million, compared to $103.8 million recorded in the 1998 fourth quarter.

         For the full year 1999 sales from the Company's core automotive and technologies businesses increased 14% to $458.3 million from $402.7 million last year. Full year 1999 sales benefited from $54.4 million in sales from acquisitions completed in late 1998 and 1999. Consolidated sales for 1999 increased 10% to $476.4 million from $434.3 million recorded in the comparable period in 1998. Full year 1999 and 1998 consolidated sales included $18.1 million and $31.6 million, respectively, from divestitures completed in the last half of 1999.

         Adjusted EBITDA from ongoing operations for the fourth quarter 1999 increased 23% to $14.2 million from $11.5 million for the fourth quarter 1998. The Company reported that consolidated adjusted EBITDA for the 1999 fourth quarter increased 17% to $14.2 million, compared to $12.1 million recorded in the 1998 fourth quarter, which included $0.6 million in 1998 from the Company's divested operations.

                                     -more-

         Full year 1999 adjusted EBITDA from ongoing operations increased 6% to $57.6 million from $54.1 million for 1998. For the twelve months ended December 31, 1999 and 1998, the Company reported consolidated adjusted EBITDA of $58.7 million compared to $56.4 million, respectively. Consolidated adjusted EBITDA for 1999 and 1998 included $1.1 million and $2.3 million, respectively, from divested operations.

ACQUISITION

         In a separate action, the Company said that it completed the previously announced acquisition of T.A.T. Technology ("TAT"), a Montreal-based provider of cable and wire assemblies. TAT serves original equipment manufacturers (OEMs) in the rapidly growing Optical Networking and Dense-Wavelength Division Multiplexing ("DWDM") segments of the telecommunications industry. TAT had 1999 revenues of approximately $58 million. Financial terms of the transaction were not disclosed.

BUSINESS DISCUSSION

         The Company's Automotive Components Group reported sales of $59.0 million for the 1999 fourth quarter, compared to $51.0 million reported in the year earlier fourth quarter. Fourth quarter sales included $6.4 million from the Company's third quarter acquisition of Thermal Transfer Products, Ltd. Adjusted EBITDA was $9.3 million and $7.4 million for the fourth quarters of 1999 and 1998, respectively. The improved performance for the Group reflects higher margins on worldwide tubing sales and the positive contribution from Thermal Transfer.

         The Company also reported that its 50/50 joint venture with Mitsubishi Aluminum, Thermalex, paid a special dividend of $5.2 million in the 1999 fourth quarter, bringing total regular and special cash dividends paid in 1999 to $10.4 million. The Company said that demand remained strong in 1999 for Thermalex' micro-extruded tubing with the JV posting 20% sales growth in 1999. The Company also recorded $0.4 million and $3.0 million of equity income for the 1999 fourth quarter and full year, which is reported separately after operating income in its consolidated financial statements.

         The Company's Technologies Group reported sales of $59.8 million in the 1999 fourth quarter compared to $45.0 million recorded in the 1998 fourth quarter. Sales increased across most product categories and the 1999 fourth quarter benefited from $11.8 million in sales from acquisitions completed during or after the 1998 fourth quarter. Adjusted EBITDA for the Group was $5.9 million in the 1999 fourth quarter, compared to $5.7 million recorded in the year ago fourth quarter. Adjusted EBITDA was negatively impacted by a $0.6 million litigation settlement relating to a 1994 claim at the Company's stamping operations. Excluding this settlement, adjusted EBITDA for the 1999 fourth quarter increased 14% to $6.5 million from $5.7 million recorded in the year earlier fourth quarter. The Group's operating performance was positively impacted by substantially improved power transformer margins, offset largely by a sales mix shift towards lower margin data grade connectors and temporary production inefficiencies at certain wire and cable assembly facilities.

CEO COMMENTS

         David A. Kauer, Insilco President and CEO, said, "1999 marked a year of significant change for Insilco. Several key acquisitions and divestitures were completed to redeploy our resources to faster growing technology and heat exchanger markets. With the majority of our acquisition integration activities behind us, we expect even greater contributions from these acquisitions in 2000."

                                     -more-

         "Equally important, we have positioned our core businesses to capitalize on key market trends, such as the expanded use of outsourcing and preference for large global suppliers by major OEMs and an increasing demand for aluminum tubing. In addition, we intensified our efforts to reduce our cost structure, including a mid-year corporate restructuring, which is expected to reduce annualized corporate overhead by $3.2 million."

         "We will continue our aggressive focus on enhancing our core businesses' competitive positions and maximizing operating efficiencies in 2000. This is evidenced by the recent sale of our non-core specialty publishing unit, Taylor Publishing. The proceeds from this sale have been used to acquire TAT, which improves our competitive position in the rapidly growing telecommunications industry. We see numerous growth opportunities for the markets in which we have chosen to participate and believe we are well positioned for higher growth in sales and earnings in 2000 and beyond," Kauer concluded.

REPORTED RESULTS

         The Company reported net income of $0.2 million for its fourth quarter ended December 31, 1999, compared to a net loss of ($8.0) million recorded a year ago in the fourth quarter. The loss available to common shareholders for the fourth quarter of 1999 and 1998 was ($0.94) and ($5.93) per diluted share, respectively.

         For the full year 1999, the Company recorded net income of $2.0 million compared to a net loss of ($18.1) million recorded in the year ago twelve months. The loss available to common shareholders for the full year 1999 and 1998 was ($2.81) and ($6.35) per diluted share, respectively.

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components. The Company's business units serve the telecommunications, electronics, automotive and other industrial markets. The Company had 1999 consolidated revenues in excess of $476 million.

         The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties, including statements with respect to the Company's long-term outlook; growth prospects; the ability to improve operating efficiencies and to further reduce expenses. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, changes in interest rates, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-KA for the year ended December 31, 1998 and the Company's reports on Form 10-Q for March 31, June 30, and September 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.

                                TABLES TO FOLLOW

                               INSILCO HOLDING CO.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                   (Amounts in millions except per share data)

                              FOR THE QUARTER ENDED

                                                                                        Actual
                                                                                      December 31,
                                                                              ---------------------------
                                                                                 1999              1998
                                                                                 ----              ----
Sales                                                                         $   118.8         $   103.8
Cost of sales, excluding depreciation                                              90.4              78.0
Selling, general and administrative expenses, excluding depreciation               14.2              13.7
Depreciation and amortization expense                                               5.0               4.3
Significant legal, professional and merger fees                                     0.2               0.3
Severance, writedown & other                                                        1.0               0.6
Restructuring charge                                                               (0.1)               --
                                                                              ---------         ---------
    Operating income                                                                8.1               6.9

Interest expense, net                                                             (12.1)            (10.9)
Equity in net income of Thermalex                                                   0.4               0.7
Other income, net                                                                  (0.3)              1.5
                                                                              ---------         ---------
    Loss before income taxes, discontinued
      operations and extraordinary item                                            (3.9)             (1.8)
Income tax benefit                                                                  3.8               1.1
                                                                              ---------         ---------
    Net loss before discontinued operations
      and extraordinary item                                                       (0.1)             (0.7)
Extraordinary item, net of tax                                                       --              (5.9)
                                                                              ---------         ---------
    Net loss before discontinued operations                                        (0.1)             (6.6)
Income (loss) from discontinued operations, net of tax                              0.3              (1.4)
                                                                              ---------         ---------
    Net income (loss)                                                               0.2              (8.0)
Preferred stock dividend                                                           (1.6)             (1.4)
                                                                              ---------         ---------
    Net loss available to common                                              $    (1.4)        $    (9.4)
                                                                              =========         =========
Regular cash dividend from Thermalex                                          $      --         $      --
                                                                              =========         =========
Earnings before other income, interest, taxes, depreciation, amortization, and one-time items, plus regular cash dividend
from Thermalex                                                                $    14.2         $    12.1
                                                                              =========         =========
Capital expenditures                                                          $    (5.1)        $    (3.9)
                                                                              =========         =========
Loss per share available to common                                            $   (0.94)        $   (5.93)
                                                                              =========         =========

                               INSILCO HOLDING CO.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                   (Amounts in millions except per share data)

                                For Year to Date

                                                                                 Actual
                                                                               December 31,
                                                                      ---------------------------
                                                                         1999              1998
                                                                         ----              ----
Sales                                                                 $    476.4        $   434.3
Cost of sales, excluding depreciation (1999 includes $3.2 of
restructuring expenses)                                                    363.7            321.6
Selling, general and administrative expenses, excluding
depreciation (1999 includes $0.2 of restructuring expenses)                 56.8             57.6
Depreciation and amortization expense                                       19.5             16.8
Significant legal, professional and merger fees                              2.7             26.8
Severance, writedown & other                                                 5.2              2.4
Restructuring charge                                                         6.4               --
                                                                      ----------        ---------
    Operating income                                                        22.1              9.1

Interest expense, net                                                      (47.3)           (32.3)
Equity in net income of Thermalex                                            3.0              2.9
Other income, net                                                           10.5              4.7
                                                                      ----------        ---------
    Loss before income taxes                                               (11.7)           (15.6)
Income tax benefit                                                           6.5              1.9
                                                                      ----------        ---------
    Net loss before discontinued operations
      and extraordinary item                                                (5.2)           (13.7)
Extraordinary item, net of tax                                                --             (5.9)
                                                                      ----------        ---------
    Net loss before discontinued operations                                 (5.2)           (19.6)
Income from discontinued operations, net of tax                              7.1              1.5
                                                                      ----------        ---------
    Net income (loss)                                                        1.9            (18.1)
Preferred stock dividend                                                    (6.0)            (2.0)
                                                                      ----------        ---------
    Net loss available to common                                      $     (4.1)       $   (20.1)
                                                                      ==========        =========
Regular cash dividend from Thermalex                                  $      2.8        $     1.3
                                                                      ==========        =========
Earnings before other income, interest, taxes, depreciation, amortization, and one-time items, plus regular cash dividend
from Thermalex                                                        $     58.7        $    56.4
                                                                      ==========        =========
Capital expenditures                                                  $    (15.1)       $   (18.0)
                                                                      ==========        =========
Loss per share available to common                                    $    (2.81)       $   (6.35)
                                                                      ==========        =========

                               INSILCO HOLDING CO.
                                   (Unaudited)
                              (Amounts in millions)

                            SUPPLEMENTAL SEGMENT DATA

                                                  Quarter Ended                  Year to Date
                                                   December 31,                  December 31,
                                             -----------------------       ------------------------
                                                 1999        1998             1999          1998
                                             -----------  ----------       ----------    ----------
Sales
Industrial Businesses:
   Technologies Group                        $     59.8   $    45.0        $   230.0     $   189.8
   Automotive Components                           59.0        51.0            228.3         212.9
                                             -----------  ----------       ----------    ----------
      Total Industrial Businesses                 118.8        96.0            458.3         402.7
Other                                                 -         7.8             18.1          31.6
                                             -----------  ----------       ----------    ----------
      Total Sales                            $    118.8   $   103.8        $   476.4     $   434.3
                                             ===========  ==========       ==========    ==========

EBITDA
Industrial Businesses:
   Technologies Group                        $      5.9   $     5.7        $    28.2     $    28.4
   Automotive Components                            9.3         7.4             32.5          32.1
                                             -----------  ----------       ----------    ----------
      Total Industrial Businesses                  15.2        13.1             60.7          60.5
Other                                                 -         0.6              1.1           2.3
Unallocated Corporate                              (1.0)       (1.6)            (5.9)         (7.7)
Regular Thermalex Cash Dividend                       -           -              2.8           1.3
                                             -----------  ----------       ----------    ----------
      Total EBITDA                           $     14.2   $    12.1        $    58.7     $    56.4
                                             ===========  ==========       ==========    ==========

Sales Growth vs. Prior Year
Industrial Businesses:
   Technologies Group                             32.9%                        21.2%
   Automotive Components                          15.7%                         7.2%
                                             -----------                   ----------
      Total Industrial Businesses                 23.8%                        13.8%
Other                                           -100.0%                       -42.7%
                                             -----------                   ----------
      Total Sales                                 14.5%                         9.7%
                                             ===========                   ==========

EBITDA % of Sales
Industrial Businesses:
   Technologies Group                              9.9%       12.7%            12.3%         15.0%
   Automotive Components                          15.8%       14.5%            14.2%         15.1%
                                             -----------  ----------       ----------    ----------
      Total Industrial Businesses                 12.8%       13.6%            13.2%         15.0%
Other                                                          7.7%             6.1%          7.3%
                                             -----------  ----------       ----------    ----------
      Total EBITDA                                12.0%       11.7%            12.3%         13.0%
                                             ===========  ==========       ==========    ==========

                               INSILCO HOLDING CO.
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)
                              (Amounts in millions)

                                                              December 31,     December 31,
                                                                  1999             1998
                                                                --------         --------
                                 Assets
                                 ------
Current assets:
  Cash and cash equivalents                                     $    6.6         $    7.5
  Receivables, net                                                  79.5             71.4
  Inventories, net                                                  58.3             53.0
  Current portion of deferred taxes                                  9.6              6.1
  Net assets of Discontinued Operations                              0.2              6.0
  Prepaid expenses                                                   2.7              2.5
                                                                --------         --------
       Total current assets                                        156.9            146.5

Property, plant and equipment, net                                 109.6            101.3
Goodwill, net                                                       25.7             14.5
Deferred taxes                                                       7.3              1.9
Investment in unconsolidated subsidiaries                            4.5              9.0
Other assets and deferred charges                                   18.0             18.0
                                                                --------         --------
       Total assets                                             $  322.0         $  291.2
                                                                ========         ========

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                              $   39.2         $   30.5
  Accrued expenses and other                                        24.7             25.4
  Accrued interest payable                                           7.5              4.2
  Current portion of deferred taxes                                  1.3              1.6
  Current portion of long-term debt                                  1.3              1.3
  Current portion of long-term obligations                           0.9              1.9
                                                                --------         --------
       Total current liabilities                                    74.9             64.9

Long-term debt                                                     400.6            383.1
Other long-term obligations                                         45.8             45.4
Deferred taxes                                                       1.6               --
Minority interest                                                    0.1               --
Preferred stock                                                     40.1             34.1
Stockholders' deficit                                             (241.1)          (236.3)
                                                                --------         --------
       Total liabilities and stockholders' deficit              $  322.0         $  291.2
                                                                ========         ========
